Exhibit 10.7

FIRST AMENDMENT

TO THE

BKV CORPORATION

2021 LONG TERM INCENTIVE PLAN

(ADOPTED JANUARY 1, 2021)

This First Amendment (this “Amendment”) to the BKV Corporation 2021 Long Term Incentive Plan (the “Plan”) is made by BKV Corporation, a Delaware corporation (the “Company”) this 5th day of November, 2021.

WHEREAS, the Company wishes, for accounting purposes, to treat Incentive Awards granted under the Plan and the shares of Common Stock issued in settlement of such Incentive Awards as equity rather than debt, which requires that (i) Participants (and beneficiaries) not be able to exercise their put or tender rights under an Incentive Award Agreement and the Plan for at least 181 days following the date on which such Incentive Award vests (the “Holding Period”), (ii) the Company not be permitted to exercise its right under an Incentive Award Agreement to purchase shares of Common Stock from Participants (and beneficiaries) until after the Holding Period, and (iii) a fair market value determination made quarterly to the extent necessary to affect transactions during the year; and

WHEREAS, the Company wishes to make available to Participants who receive a share of the Company’s Common Stock in settlement of an Incentive Award under the Plan, the right, following the Holding Period, to tender such shares for repurchase by the Company in accordance with and subject to the limits and other requirements established under the Company’s Sell Fund Repurchase Program as in effect from time to time (the “Sell Fund Repurchase Program”); and

WHEREAS, the Company wishes to amend the Plan (i) to impose the requirement that a Participant (or beneficiary following the Participant’s death) may not exercise their right to put any shares acquired by such Participant (or beneficiary) prior to the date that is 181 days following the date the Participant became vested in the right to receive a share of the Company’s Common Stock, (ii) to require a fair market value determination made quarterly to the extent necessary to affect transactions occurring during the year, (iii) to provide eligible Participants the right to tender such shares for repurchase by the Company in accordance with and subject to the limits and other requirements established under the Company’s Sell Fund Repurchase Program, and (iv) to prohibit the Company from exercising its right to purchase from the Participant (or beneficiary) shares acquired by such Participant (or beneficiary) prior to the date that is 181 days following the date the Participant became vested in the right to receive a share of the Company’s Common Stock.

NOW THEREFORE, the Plan is amended as follows:

1.     Section 2.19 of the Plan regarding the definition of “Fair Market Value” is amended and restated effective as of October 31, 2021 to read as follows:

2.19            “Fair Market Value” means, with respect to the Common Stock, as of any date: (a) the closing sale price of the Common Stock as of such date at the end of the regular trading session, as reported on any national securities exchange on which the Common Stock is then listed (or, if no shares were traded on such date, as of the next preceding date on which there was such a trade); or (b) if the Common Stock is not so listed as described in above, the price, on a per share of the Common Stock basis, at which a willing seller would sell, and a willing buyer would buy, the Common Stock having full knowledge of all relevant facts, in an arm’s length transaction without taking into account the minority ownership interest of any shares of the Common Stock and the rights associated with any minority ownership interest hereunder. For all purposes under this Plan (including as to taxation), the fair market value of the Common Stock as described in (b) above shall be determined quarterly during each Financial Year, if needed for transactions occurring during the year, by the Committee using the independent and impartial valuation of the Common Stock performed, on an annual basis, by Guggenheim Securities, LLC, with interim valuations based on the methodologies established in such annual Guggenheim Securities, LLC valuation prepared by the Company or a third party with valuation expertise. The annual valuation may be performed by an independent and impartial appraiser approved by the Board other than Guggenheim Securities, LLC if its fees are not at competitive market rates (as determined by the Board based upon evidence of fees charged by other United States investment banking firms for the same services).

2.	Section 7 of the Plan is amended by adding a new Section 7.7 to read as follows:

7.7            Holding Period.

(a)            A Participant (or beneficiary following the Participant’s death) who receives a share of the Company’s Common Stock in settlement of an equity-based incentive award under the Plan may not exercise their right to put such share of Common Stock to the Company for repurchase under Section 7.5 or tender such share of Common Stock to the Company for purchase under Section 7.8 prior to the date that is 181 days following the date the Participant became vested in the right to receive such share of the Company’s Common Stock under the terms of the equity-based incentive award.

(b)  The Company may not exercise its right to purchase shares of the Company’s Common Stock from a Participant (or beneficiary following the Participant’s death) under Section 7.4 prior to the date that is 181 days following the date the Participant became vested in the right to receive such share of the Company’s Common Stock under the terms of the equity-based incentive award.

3.	Section 7 of the Plan is amended by adding a new Section 7.8 to read as follows:

7.8            Sell Fund Repurchase Program. If, and only if, an applicable Incentive Award Agreement (including by amendment of such agreement) specifically so provides, a Participant who receives shares of the Company’s Common Stock in settlement of an Incentive Award, shall have the right, subject to the holding requirement of Section 7.7, to tender such shares for repurchase by the Company in accordance with and subject to the limits and other requirements established under the Company’s Sell Fund Repurchase Program, as in effect from time to time.

IN WITNESS WHEREOF, the undersigned, on behalf of BKV Corporation, has executed this First Amendment to the BKV Corporation 2021 Long Term Incentive Plan document effective as of the date first above written.

BKV CORPORATION

By:	/s/ Christopher P. Kalnin
Name:	Christopher P. Kalnin
Title:	CEO

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